Exhibit 99.2

Conference Call Transcript

August 9, 2006

2:00 p.m. Pacific Time

Operator:	Good afternoon. My name is April and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel Second Quarter 2006 Earnings conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

I would now like to turn the call over to Jennifer Klein, Vice President of Investor Relations for Autobytel. Please go ahead, ma’am.

Jennifer Klein:

Thank you, April, and welcome to everyone on the line. Before we start the call today I’d like to make some comments on forward-looking statements. Today’s conference call, including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor Statement contained in our public filings. We would like caution you that actual events or results may differ materially from those forward-looking statements.

We refer you to the documents the company has filed with the SEC, including the Form 10-Q for the quarter ended June 30, 2006. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that, I’d like to turn the call over to Autobytel’s CEO, Jim Riesenbach.

Jim.

Jim Riesenbach:	Thanks, Jennifer. Hello, everyone, and welcome to Autobytel’s Second Quarter 2006 Earnings conference call.

Six weeks ago we hosted a conference call to outline the company’s strategic vision and to provide some visibility into our expectations for 2006 and 2007. On that call I detailed our top near-term priorities as we put the pieces in place that I believe will reinvigorate the company and move us forward to a long-term growth trajectory.

The initial focus over this quarter has been to take a number of essential steps to stabilize the foundation of our business. Those steps include focused efforts to reduce churn and recapture growth among the dealer base, initial cost reduction and containment efforts, as well as initiatives to deeply integrate our sales product and operational efforts across our business units.

I’m happy to report that over the second quarter Autobytel has made significant progress towards stabilization and that a number of the strategies and tactics we’ve initiated are beginning to pay off.

We’ve continued to stress the importance of reducing churn in our dealer relationships, partially by improving the quality or conversion rates of purchase requests that we provide through our network. We closed the second quarter with 5,570 retail dealer relationships. This is the first time in seven quarters that we’ve seen a net gain in the number of retail dealer relationships.

It’s also the first time in a year-and-a-half that we’ve seen improvement in our cost of revenues line as well as the first time since the fourth quarter of 2004 that revenues have improved from the prior quarter.

While admittedly modest, these early results are signs that the stabilization of the business is well under way.

Mike Schmidt is going to review the financials for you before I continue with my comments. Following Mike’s report, I’ll discuss the quarter and the business going forward and we’ll conclude the call with a question and answer session.

Now I’ll turn the call over to Mike for a review of the financials.

Mike?

Michael Schmidt:

Thank you, Jim. Revenue for the second quarter of 2006 totaled $29.4 million, an increase of $300,000 or 1% from the first quarter of 2006 and a decrease of $2 million or 6% from the second quarter of 2005.

Our revenue mix for the second quarter of 2006 was 60% Leads, 22% CRM, 15% Advertising, and 3% Data, Applications and Other revenue.

Revenue from Lead Fees for the second quarter of 2006 totaled approximately $17.8 million, down $200,000 from the first quarter of 2006, and a decline of $1.9 million or 10% from the second quarter of 2005.

Average revenue per purchase request in the second quarter of 2006 was $18.51, compared to $17.61 and $19.09 for the first quarter of 2006 and the second quarter of 2005, respectively.

In the second quarter of 2006 we delivered approximately 800,000 purchase requests, compared to approximately 900,000 purchase requests in each of the first quarter 2006 and the second quarter of 2005. Approximately 500,000 purchase requests were delivered to retail dealers and approximately 300,000 purchase requests were delivered to enterprise dealers in the second quarter of 2006.

Additionally, we delivered approximately 200,000 finance requests in the second quarter of 2006. Average revenue per finance lead in the second quarter was $14.37, compared to $13.38 and $11.81 for the first quarter of 2006 and the second quarter of 2005, respectively.

Our lead referral dealer relationships represent domestic and imported makes of vehicles and like trucks sold in the United States. As of June 30, 2006 we had approximately 5,570 retail dealer relationships, 760 enterprise dealer relationships with major dealer groups, and 10 direct relationships encompassing 20 brands with automotive manufacturers or their automotive buying services affiliates, which represented up to approximately 21,350 enterprise dealer relationships. As of June 30, 2006, approximately 660 retail dealers had more than one retail lead referral relationship with us.

Our finance leads business grew from the first quarter of 2006 in terms of number of dealers, leads delivered and average revenue per finance lead. As of June 30, 2006, we had approximately 370 retail finance lead customers, an increase of 21% from one year ago.

Advertising revenue was approximately $4.3 million in the second quarter of 2006, an increase of 14% from the previous quarter and a decline of 4% from the second quarter of 2005.

Advertising page views in the second quarter of 2006 were approximately 115 million, compared to 119 million and 90 million for the first quarter of 2006 and the second quarter of 2005, respectively.

CPM per ad page view for the second quarter of 2006 was $32.32. This compares to a CPM per ad page view of $28.02 and $44.23 for the first quarter of 2006 and the second quarter of 2005, respectively.

Revenue from CRM services for the second quarter of 2006 was approximately $6.3 million, or flat with the first quarter of 2006, and an increase of approximately $300,000 from the second quarter of 2005.

Revenues from Data, Applications and Other for the second quarter 2006 was approximately $1 million, effectively flat with the previous quarter.

Now on to expenses. Cost of revenues which includes traffic acquisition costs or TAC for the second quarter of 2006 totaled $14.4 million. As a percentage of revenues, cost or revenues was 49%. This compares to 51% in the first quarter of 2006 and 40% in the second quarter of 2005.

Cost of revenues declined from the previous quarter, partially as a result of improved efficiencies in our search engine marketing initiatives.

Sales and marketing expenses includes costs for developing our brand equity and personnel and other costs associated with dealer sales, CRM sales, website advertising sales, and dealer training and support. Sales and marketing expense was $7.3 million or 25% of total revenue in the second quarter of 2006, compared to $7.5 million and $7 million for the first quarter of 2006 and the second quarter of 2005, respectively.

Second quarter 2006 product and technology development expense was $6.2 million or 21% of total revenues. This compares to $5.6 million and $6.3 million for the first quarter of 2006 and the second quarter of 2005, respectively. Sequentially, product and technology development expense increased by approximately $600,000, driven primarily by increased software costs, severance costs associated with the recent realignment of our workforce and higher consulting and depreciation costs.

General and administrative expense was $9.5 million. This compares to $9.7 million and $8.5 million for the first quarter of 2006 and the second quarter of 2005, respectively.

Net loss for the second quarter of 2006 was $7.9 million or 19 cents per fully diluted share. As of June 30, 2006, the company had $38.1 million in domestic cash, cash equivalents, and short-term investments.

Day sales outstanding, or DSO, was 58 days during the second quarter of 2006, an improvement of four days from 62 days in the previous quarter.

With regard to costs in the second quarter 2006, the costs incurred included stock-based compensation due to the adoption of FAS 123R, legal costs for enforcement of our patent and additional severance costs associated with the recent realignment of our workforce as well as for a former officer of the company.

During the second quarter the company incurred $1.2 million in costs associated with stock-based compensation. We also spent approximately $3 million in the second quarter for legal costs enforcing our patent and roughly $800,000 for severance costs.

During the second quarter of 2006, the company also received a $400,000 reimbursement from our insurance carrier for previously incurred legal costs.

Included in the $800,000 of severance is a realignment of the company’s workforce we announced in June, which included a reduction of our workforce by approximately 10% or 46 employees.

As a result, the company recorded a $299,000 charge consisting of severance costs during the period ended June 30, 2006. This charge was included in sales and marketing expenses, product and technology expenses and general and administrative expenses of $102,000, $138,000 and $59,000, respectively.

The company paid $197,000 of severance costs during the three months ended June 30, 2006. As of June 30, 2006 the remaining accrued liability related to this realignment was $102,000. The company expects the remaining accrued liability to be paid in the third quarter of 2006.

Now I’ll turn the call back over to Jim.

Jim?

Jim Riesenbach:

Thanks, Mike. It’s only been a few weeks since we last spoke, but I’m very encouraged by the progress that we’re making. As I’ve previously said, my top three near-term priorities are first, to transition the company toward a media-centric business model, second, to provide high value Internet marketing services for our dealer and manufacturer customers and, third, to capture integration and growth opportunities between our businesses.

Making these priorities a reality required that we enhance our operating leadership team in key areas while tightly managing our operating expenses to allow for investments in the strategic growth areas that we believe will drive our long-term turnaround and the road back to profitability.

The key focus of the second quarter of 2006, my first quarter as CEO, was the stabilization of the business, while implementing the necessary changes that should set the foundation for future growth.

I’m pleased to say that we’ve made significant progress toward accomplishing these goals. During the quarter we reduced headcount, realigned our operations, and hired key management talent. Operationally, we’re seeing signs of forward momentum. For the first time in seven quarters we’ve experienced growth in our retail dealer customer base.

Sequentially, total revenues increased modestly. However, despite increasing the number of dealers in our network, revenue from purchase requests dipped as our focused initiatives to improve lead quality caused us to ratchet back the number of purchase requests that we distributed to our retail dealers.

As a result, we did a better job of monetizing the leads that we delivered, and the average revenue per purchase request increased to $18.51 from $17.61 in the previous quarter.

Advertising revenues rebounded from the first quarter as we improved our sell through capabilities and implemented initial efforts at inventory optimization. While a number of our OEM advertisers have increased their spending with us in 2006, we’re continuing to work actively to improve our performance with some of our larger advertisers. As the migration of automotive advertising dollars to the Internet continues, these improvements validate the urgent work we’re doing to reinvigorate our consumer facing offerings with the objective of growing both our lead base and our advertising revenues.

Our major constraint on advertising growth today is the availability of predictable and sustainable advertising inventory. As we reinvigorate our web offerings, I fully expect that we will see growth in ad page views and advertising revenue, ultimately driving advertising up as a percentage of revenues.

This process will take some time, so our expectation is that we will see advertising positively impacted as we move forward with our media-centric strategy in 2007.

CPM for the quarter was $32.32 on ad page views of 115 million, an improvement from the CPM in the first quarter of 2006 of $28.02. We implemented efforts in Q2 primarily in search marketing to improve efficiency in the traffic acquisition that generates our page views. These efforts led to the improvement in average CPM for the quarter.

On the previous call I addressed the need to reduce costs associated with running our business. I’m pleased that we reduced the cost of revenue on both an absolute basis and as a percentage of total revenue. In the quarter we worked aggressively to become more efficient and analytical in our search engine marketing efforts, and we expect continued improvement on this front. We’ll continue to actively address the cost side of our business with the utmost of urgency and responsibility.

I’d like to quickly review and reiterate the guidance that we provided on our previous conference call. For the fully year 2006 we expect that revenue from leads and advertising will both decline, between approximately 4% to 7% from fiscal year 2005. CRM revenues are expected to increase an estimated 10% to 12% for 2006 versus 2005. Cost of revenue is expected to be approximately between 48% and 50% as a percentage of total revenue for the year.

Operating expenses, excluding cost of revenue, are expected to increase 6% to 8% from 2005, not including the previously outlined investments required to implement our strategic growth initiatives.

Total expenses include approximately $5 million of stock-based compensation expense due to the implementation of FAS 123R and approximately $8 million related to defending our patent.

As I’ve said previously, Autobytel has a legacy of leadership and innovation. I’m optimistic that the initiatives that we’re putting in place will once again establish our company as the industry leader. Let me reiterate the four major areas of focus that will be at the core of our corporate mission. We’ll be very busy throughout the end of 2006. First, we have set the goal of launching powerful new Internet marketing services for dealers, with initial products in search marketing, that will complement and enhance the purchase requests dealers receive through Autobytel. We plan to leverage our extensive dealer network and relationships to become full service Internet marketing specialists to our dealer base.

In my continued visits with dealers I regularly hear that dealers plan to move more of their marketing budget to the Internet, and they need qualified and expert assistance to do so. I believe Autobytel is well positioned to provide that service as an extension of our existing business.

Second, we plan to relaunch our consumer website around the end of this year. We expect that a series of innovations in our next generation site will significantly improve the car research and buying experience for consumers by integrating a number of capabilities, including better and more focused search, local information and advertising, enhanced pricing and statistical data, expanded editorial and video content, user generated content, and personalization.

Ultimately, we expect that this new website will be a significant source of both page view and revenue growth for the company, both through advertising and organic purchase requests.

Third, during this past quarter we took initial steps to realign our business units and to shift from silos to integrated operations. We’ve already made good progress in this area and have further activity plans through the remainder of this year and for 2007.

As of August 1, we have, for the first time, started actively selling our web control CRM product throughout our entire retail dealer network, utilizing our in-market retail sales force. Over half of our retail lead customers don’t currently utilize Web Control and over half of our current Web Control customers are not currently retail lead customers for Autobytel. So we see extensive cross-selling and growth opportunities in this area.

In the coming quarters, I expect to implement further integration efforts across our business units, which should ultimately lead to greater operational efficiency as well as potential cost reduction opportunities.

Our team is excited to complete the tasks at hand and expects to benefit from the outstanding opportunity that exists for the Internet automotive vertical, which is showing strong industry-wide growth. I’m looking forward to providing more details as our plans progress. However, we do exist in a highly competitive environment and it would not benefit us to disclose detailed specifics of our future plans on today’s call.

Going forward, we will continue to develop and innovate new products, services and partnerships that are designed to bring the power of the Internet to our dealer customers and a superior research and buying experience for active and prospective car buyers.

I’m committed to managing expenses and bringing them under control across the board. Once again, I’m focused on driving Autobytel forward on the road to profitability. We still have a lot of work to do, but each phase will be completed with the mission of creating shareholder value.

With that, I’d like to turn the call over for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Christa Sober Quarles with Thomas Weisel.

Christa Quarles:	Hi. A couple of question, I guess first have you guys thought any more about brand consolidation and I guess just what’s your general thinking there?

Jim Riesenbach:

Hi, Christa, and thanks for the question. Yes, we have spent quite a bit of time evaluating both our core brand and company name as well as other brands in our portfolio. And we’re continuing through that evaluation. As we reintroduce our consumer site later on in the year, we’re certainly going to have some key decisions to make.

Obviously the brand, Autobytel, has been out in the marketplace and has been aggressively marketed for a number of years. At the same time it hasn’t been as focused in the marketplace and its messaging over the recent years, so we’re evaluating our opportunities. We do believe that there are some key decisions that we need to make. We’re not really prepared to talk at length about where they’re going, but I do think that we need to focus our efforts, as I’ve said before, and having a portfolio of brands that are all fighting for consumer attention probably is not going to be the most productive way for us to manage the business in the long haul.

Christa Quarles:

And, just staying on sort of the marketing side, can you quantify how much you are spending in search marketing this year? And if not, I mean can you just give some sense of the magnitude of growth on a year-over-year basis? And then, how you’re measuring the ROI on that near term and I guess kind of longer term.

Jim Riesenbach:

Okay. I’m going to ask Mike to check and see where the numbers are so I can be sort of be fully accurate. At the same time what I will tell you is that, and I talked about this on our last quarterly call, we’ve put a lot of focus around making sure that we are buying our search efficiently out in the marketplace and reducing the spend where we can’t buy it efficiently.

Now buying it efficiently today and tomorrow probably means something different than it has in the past because what we have done in the past has been to focus on getting the traffic for leads through search and we haven’t really been as focused on using that for advertising revenue and hence the problems we had last quarter where we had a bunch of page views show up that we couldn’t effectively monetize for advertising purposes.

So what we’ve done is we’ve put in a lot of efforts in the recent months to manage those processes, to understand and track the efficiency of everything that we do and to make sure that as we buy search that we’re optimizing both the lead and the advertising revenue stream. So to look at the CPC and CPA spends that we’ve had, we spent about $3.6 million approximately in Q1 and a little bit less than that in Q2, about $3.5 million.

Christa Quarles:

Okay. And then just the last question, as you look at the free cash flow, I guess, loss in the quarter, obviously you’re spending a lot and legal costs this year—I guess it’s, you know, a combined question in terms of, you know, when did the legal costs begin to ebb and, you know, also when you get through that, I guess, and through the patent defense, I mean are you much better prepared also given the fact that you have the severance this quarter to be in a cash flow production situation?

Jim Riesenbach:

Well so the – so a couple of questions there. So the first question is is when do we anticipate the expenses to ebb on the legal side? I would say that at this point we’re moving forward the patent case is scheduled to go to trial in the November timeframe and we’re moving forward with that and remain confident that we’re on the right track with it.

However, we’re continuing on an on-going basis to analyze where we’re going with that and assert that in the long run we will either move forward because we believe that it’s the right thing to do and generates the positive momentum for where we believe the company needs to go. Or alternatively we’ll look at other paths, but for right we’re on that path and we think it’s the right way to go. Now, as – the second question – could you reiterate that?

Christa Quarles:	Oh it was just in terms of when you think you’ll be free cash flow positive.

Jim Riesenbach:

Yeah, I would say that we’re – our path is that in 2006 we’re probably not going to be cash flow positive, as evidenced by the guidance that we’ve talked about. I would expect that we’ll see a path back to profitability during 2007. It’s hard to say exactly when that’ll be.

Christa Quarles:	Okay, thanks.

Operator:	As a reminder, if you would like to ask a question please press star then the number 1 on your telephone keypad. At this time there are no further questions.

Mr. Riesenbach, are there any closing remarks?

Jim Riesenbach:

I just want to say thank you again for calling in today. We’re very optimistic about the future. I want to thank again our investors, our employees, and our customers. And I think that we have a bright future ahead of us. Thank you again.

Operator:	This concludes today’s Autobytel’s Second Quarter 2006 Earnings conference call. You may now disconnect.